Exhibit 99.1

BIOLASE REPORTS Q3 EARNINGS

BIOLASE Technology, Inc. (Nasdaq: BLTI), a medical technology company that designs, manufactures and markets proprietary dental laser systems and related products, today reported financial results for the three and nine-month periods ended September 30, 2003.

For the three months ended September 30, 2003, net income was $2.6 million, or $0.11 per fully diluted share, on sales of $13.4 million. Net sales for the quarter consisted of $10.7 million in revenue for product shipped in the third quarter, plus $2.7 million in revenue that had been deferred at June 30, 2003. For the three months ended September 30, 2002, net income was $382,000, or $0.02 per fully diluted share, on sales of $6.9 million.

Under the Company’s revenue recognition policy in effect at June 30, 2003, revenue and related costs of sales on domestic sales were not recognized until the Company received payment in full, in essence recognizing sales on a cash basis of accounting. For direct international sales, revenue was not recognized until installation had occurred. In August 2003, the Company modified its sales arrangements and returned to recognizing revenue upon shipment of its products, in the customary practice. Related to the deferred revenue recognized in the third quarter are cost of goods sold of $707,000 and commission expense of $248,000, which had been deferred but are now recognized as expense in this quarter.

For the nine months ended September 30, 2003, net income was $4.8 million, or $0.21 per fully diluted share, on sales of $33.0 million. In the comparable prior-year period, net income reached $1.2 million, or $0.05 per fully diluted share, on sales of $19.1 million.

Gross profit for the 2003 second quarter totaled $8.4 million (62.6% of net sales) compared with $4.1 million (60.0% of net sales) for the same prior-year period. Gross profit for the nine months ended September 30, 2003 was $20.6 million (62.5% of net sales) versus $11.6 million (60.4% of net sales) for the nine months ended September 30, 2002.

Third-quarter 2003 general and administrative expenses were $1.5 million compared with $739,000 for the three months ended September 30, 2002 and versus $1.0 million for the three months ended June 30, 2003. The increase primarily reflects an increase in professional expenses, of which approximately $450,000 are non-recurring costs related to the financial restatement completed in September 2003. Amortization expense increased approximately $50,000 due to the amortization of intangible assets acquired from American Medical Technologies on May 23, 2003.

Jeffrey W. Jones, President and Chief Executive Officer, commented, “Sales for the quarter, excluding the recognition of previously deferred revenue, continued to demonstrate the robust growth in demand for our products that we have seen in 2003. Our financial position remains strong with cash at $6.1 million and working capital at $7.1 million.”

About BIOLASE

BIOLASE Technology, Inc. ( http://www.biolase.com ) is a medical technology company that designs, manufacturers and markets proprietary dental laser systems that allow dentists, oral surgeons and other specialists to perform a broad range of common dental procedures, including cosmetic applications. Our products incorporate patented and patent pending technologies focused on reducing pain and improving clinical results. Our primary product, the Waterlase system, is the best selling dental laser system. The Waterlase® system uses a patented combination of water and laser to precisely cut hard tissue, such as bone and teeth, and soft tissue, such as gums, with minimal or no damage to surrounding tissue. We also offer the LaserSmile(TM) system, which uses a laser to perform soft tissue and cosmetic procedures, including tooth whitening. In May 2003, we acquired the American Dental Laser product line, including the Diolase and Pulsemaster systems, which can be used for common soft tissue procedures.

Cautionary Statement

This press release and earnings conference call may contain forward-looking statements that are based on our current expectations, estimates and projections about our industry as well as management’s beliefs and assumptions. Words such as “anticipates,” “expects,” “intends,” “plans,” “believes,” “seeks,” “estimates,” “may,” “will,” and variations of these words or similar expressions are intended to identify forward-looking statements. These statements speak only as of the date hereof and are based upon the information available to us now. Such information is subject to change and we will not necessarily inform you of such changes. These statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to predict. Therefore our actual results could differ materially and adversely from those expressed in any forward-looking statements as a result of various factors.

The important factors which could cause actual results to differ materially from those in the forward-looking statements include, among others, a downturn or leveling off of demand for our products, the loss of a key distributor, the effectiveness of our expense and product cost control efforts, the availability and pricing of competing products and technologies, intellectual property disputes and other factors detailed in BIOLASE’s filings with the Securities and Exchange Commission including its prior filings on Form 10-K/A and Form 10-Q/A. On September 17, 2003 the Company restated its consolidated financial statements as of December 31, 2002 and 2001 and for each of the three years ended December 31, 2002 as well as the quarterly periods ended March 31, 2002 through March 31, 2003.

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BIOLASE TECHNOLOGY, INC.

CONSOLIDATED BALANCE SHEETS (Unaudited)

	September 30, 2003	December 31, 2002
ASSETS
Current assets:
Cash and cash equivalents	$6,123,000	$3,940,000
Accounts receivable, less allowance of $64,000 and $202,000 in 2003 and 2002, respectively	7,402,000	4,983,000
Inventories, net of reserves of $460,000 and $239,000 in 2003 and 2002, respectively	3,656,000	2,792,000
Deferred charges on product shipped	460,000	1,415,000
Prepaid expenses and other current assets	832,000	1,028,000

Total current assets	18,473,000	14,158,000
Property, plant and equipment, net	1,958,000	1,733,000
Intangible assets, net	2,645,000	67,000
Goodwill	2,926,000	—
Other assets	551,000	45,000

Total assets	$26,553,000	$16,003,000

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Line of credit	$1,792,000	$1,792,000
Accounts payable	2,478,000	2,082,000
Accrued liabilities	4,354,000	3,580,000
Customer deposits	289,000	329,000
Deferred revenue on product shipped	1,003,000	3,674,000
Deferred gain on sale of building, current portion	63,000	63,000
Debt	1,350,000	1,220,000

Total current liabilities	11,329,000	12,740,000
Deferred gain on sale of building	95,000	142,000

Total liabilities	11,424,000	12,882,000

Stockholders’ equity:
Preferred stock, par value $0.001, 1,000,000 shares authorized, no shares issued and outstanding	—	—
Common stock, par value $0.001, 50,000,000 shares authorized; issued and outstanding – 21,545,000 shares in 2003 and 20,131,000 shares in 2002	22,000	20,000
Additional paid-in capital	56,816,000	49,497,000
Accumulated other comprehensive loss	(130,000)	(57,000)
Accumulated deficit	(41,579,000)	(46,339,000)

Total stockholders’ equity	15,129,000	3,121,000

Total liabilities and stockholders’ equity	$26,553,000	$16,003,000

BIOLASE TECHNOLOGY, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2003	2002	2003	2002
Net sales	$13,434,000	$6,859,000	$32,991,000	$19,134,000
Cost of sales	5,024,000	2,742,000	12,386,000	7,569,000

Gross profit	8,410,000	4,117,000	20,605,000	11,565,000

Other income	19,000	15,000	51,000	47,000

Operating expenses:
Sales and marketing	3,729,000	2,619,000	10,962,000	7,255,000
General and administrative	1,527,000	739,000	3,407,000	2,072,000
Engineering and development	629,000	360,000	1,662,000	1,148,000

Total operating expenses	5,885,000	3,718,000	16,031,000	10,475,000

Income from operations	2,544,000	414,000	4,625,000	1,137,000
Gain (loss) on foreign currency transactions	27,000	(5,000)	135,000	14,000
Gain on forward exchange contract	—	1,000	22,000	102,000
Interest income	8,000	6,000	21,000	13,000
Interest expense	(12,000)	(34,000)	(43,000)	(100,000)

Net income	$2,567,000	$382,000	$4,760,000	$1,166,000

Net income per share:
Basic	$0.12	$0.02	$0.23	$0.06
Diluted	$0.11	$0.02	$0.21	$0.05
Shares used in computing net income per share:
Basic	21,535,000	20,033,000	20,796,000	19,878,000
Diluted	23,448,000	21,215,000	22,813,000	21,288,000

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